EXHIBIT 1

JOINT FILING AGREEMENT

                    The undersigned hereby agree that this Statement on Schedule 13D with respect to the Class A Subordinate Shares of CGI Group Inc. of even date herewith is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: May 13, 2004	BCE INC.

	By:	(signed) Linda Caty

	Title:	Corporate Secretary

Dated: May 13, 2004	3787877 CANADA INC.

	By:	(signed) Linda Caty

	Title:	Secretary and Director